EXHIBIT 10.61

SEPARATION AGREEMENT, WAIVER AND RELEASE
This is a Separation Agreement, Waiver and Release (“Agreement”) between Marian Davis (“Executive”) and Centrus Energy Corp. (together with its subsidiaries and affiliate, the “Company”). The Company and the Executive agree that they have entered into this Agreement voluntarily, and that it is intended to be a legally binding commitment between them.
1. In consideration for the promises made herein by the Executive, the Company agrees as follows:
(a) In full consideration of Executive’s execution of this Agreement, and Executive’s agreement to be legally bound by its terms, the Company agrees to pay to Executive the gross sum of $212,493 which is an amount equal to Executive’s pro rata 2019 Incentive Plan (Bonus) paid through the Executive’s Separation Date (as defined below), paid at target 100% individual performance and at target 100% of corporate goals upon the next regularly scheduled pay day after the 8th day following the Executive’s execution of this Agreement (the “Effective Date,”) or the next regularly scheduled pay day after the Separation Date, whichever is later;
(b) The Executive will remain an Executive of the Company and use her vacation starting September 16, 2019 until October 4, 2019, (the “Separation Date”). It is understood and agreed by the Executive and the Company, that the Executive will continue to serve as the Chief Financial Officer of the Company until the earlier of (i) the Executive’s Separation Date or (ii) the date the appointment of a new Chief Financial Officer is effective. During the period until the Executive’s Separation Date, her pay and benefits will remain unchanged but in the event a new Chief Financial Officer is appointed her title and duties will no longer include serving as the Chief Financial Officer, as of the date the appointment is effective. The Company will pay the Executive an amount for the remaining earned but unused vacation on the next regularly scheduled pay day after the Separation Date.
(c) The Company agrees that, subject to the sections below, it will not, nor will it cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the business reputation of the Executive.
(d) The Company will continue to indemnify the Executive on the terms and subject to the conditions set forth in the Company’s Bylaws and Certificate of Incorporation as a former officer and employee of the Company.
2. In consideration for and contingent upon the Executive’s right to receive the payments described in Section 1, the Executive hereby agrees as follows:
(a) General Waiver and Release. Except as provided in Paragraph 2(b) below, Executive and any person acting through or under the Executive hereby release, waive and forever discharge the Company, its past subsidiaries and its past and present subsidiaries and affiliates, and their respective successors and assigns, and their respective present or past officers, trustees, directors, shareholders, executives and agents of each of them, from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever (including without limitation attorneys’ fees and expenses), whether known or unknown, absolute, contingent or otherwise (each, a “Claim”), arising or which could have arisen up to and including the date of his execution of this Release, including without limitation those arising out of or relating to Executive’s employment or cessation and termination of employment, or any other written or oral agreement, any change in Executive’s employment status, any benefits or compensation, any tortious injury, breach of contract, wrongful discharge (including any Claim for constructive discharge), infliction of emotional distress, slander, libel or defamation of character, and any Claims arising under the United States Constitution, the Maryland Constitution, Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Labor-Management Relations Act, the Equal Pay Act, the Older Workers Benefits Protection Act, the Workers Retraining and Notification Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, Section 211 of the Energy Reorganization Act of 1974, the Maryland Human Rights Act, or any other federal, state or local statute, law, ordinance, regulation, rule or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by Executive against the Company or its subsidiaries and affiliates in any legal, administrative or other proceeding. Executive agrees that if any action is brought in his or her name before any court or administrative body, Executive will not accept any payment of monies in connection therewith.
This waiver excludes, and the Executive does not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or other similar federal or state administrative agencies, although the Executive waives any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefits, workers’ compensation, his or her right to vested benefits, such as pension or retirement benefits, under the written terms of any applicable plan documents; (iii) any medical claim or any judgment or monetary awards or settlements that may arise related to medical benefits under the group health plan sponsored by the Company. (iv) claims arising after the Separation Date; (v) any right to indemnification or directors’ and officers’ liability insurance coverage to which the Executive is otherwise entitled in accordance with the Company’s or any subsidiary’s certificate of incorporation or by-laws or an individual indemnification agreement; (v) claims that are not otherwise waivable under applicable law; (vi) Executive’s right to enforce this Agreement; and (vii) any claims arising under any Federal or state securities laws that Executive may have as a stockholder of the Company.
(b) No Other Amounts Due. Executive agrees that this Release specifies payment from the Company to himself or herself, the total of which meets or exceeds any and all funds due him or her by the Company, and that, subject to the last paragraph of Section 2(a), he or she will not seek to obtain any additional funds from the Company or any of its subsidiaries or affiliates with the exception of non-reimbursed business expenses. The Executive represents and warrants that he or she has not filed any claims, complaints, or actions of any kind against the Company with any court of law, or local, state, or federal government agency.
(c) Non-Competition, Non-Solicitation and Confidential Information. Executive warrants that Executive will comply fully with the requirements of the non-competition, non-solicitation, and protection of confidential information provisions set forth as follows:
(i) Confidentiality. The Executive acknowledges that he or she has obtained secret, proprietary, or confidential materials, knowledge, data or any other information relating to the Company or any of its affiliated companies, and their respective businesses (“Confidential Information”) during the Executive’s employment by the Company or any of its affiliated companies and that such Confidential Information is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). For a period of five years thereafter with respect to Confidential Information that does not include trade secrets, and (b) any time thereafter with respect to Confidential Information that does include trade secrets, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.
The Company and the Executive each acknowledge and agree that the provisions regarding confidentiality shall not affect the Executive’s obligation to cooperate with any government investigation or to respond truthfully to any lawful governmental inquiry or to give truthful testimony in court.
(ii) Non-Competition and Non-Solicitation. The Executive shall not, for a period of (1) year following her Separation Date, (i) engage or become interested as an owner or stockholder (other than as an owner or stockholder of less than five percent (5%) of the stock of a publicly owned company), partner, director, officer, employee (in an executive capacity), consultant or otherwise in any business that is competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies as of the date of the Executive’s termination of employment, as applicable; (ii) engage in any activity in competition with or against the uranium enrichment business conducted by the Company or any of its affiliated companies as of the date of the Executive’s termination of employment; or (iii) recruit, solicit for employment, hire or engage any employee or consultant of the Company or any of its affiliated companies or any person who was an employee or consultant of the Company or any of its affiliated companies during the two (2) years prior to the date of the Executive’s termination of employment. For purposes of this Section, a business that is competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies shall include, but not be limited to, URENCO USA (f/k/a Louisiana Energy Services Inc. (LES)), Orano, Urenco Ltd., Urenco, Inc., TENEX, GLE (Global Laser Enrichment), Cameco, and any subsidiary or affiliate thereof engaged in a business that is competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies, and any contractor or subcontractor to any of these businesses (with respect to activities by such contractor or subcontractor that are competitive with the uranium enrichment business conducted by the Company or any of its affiliated companies).

The Executive acknowledges that these provisions are necessary for the Company’s protection and are not unreasonable, since the Executive would be able to obtain employment with companies whose businesses are not competitive with the uranium enrichment business of the Company and its affiliated companies and would be able to recruit and hire personnel other than employees of the Company or any of its affiliated companies. The duration and scope of these restrictions on the Executive’s activities are divisible, so that if any provision of this paragraph is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.
(iii) Non-Disparagement. The Executive agrees that, subject to the sections below, he or she will not, nor will he or she cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or the business reputation of the Company’s present or former officers, directors, employees, or agents.
(iv) Nuclear, Workplace, Public Safety and Sarbanes-Oxley Concerns. The Executive understands and acknowledges that nothing in the Agreement prohibits, penalizes, or otherwise discourages the Executive from reporting, providing testimony regarding, or otherwise communicating any nuclear safety concern, workplace safety concern, public safety concern, or concern of any sort, to the U.S. Nuclear Regulatory Commission, the U.S. Department of Labor, or any federal or state government agency. The Executive further understands and acknowledges that nothing in this Agreement conditions or restricts the Executive’s communication with, or full cooperation in proceedings or investigations by, any federal or state agency. The Executive also understands and acknowledges that nothing in this Agreement shall be construed to prohibit him or her from engaging in any activity protected by the Sarbanes-Oxley Act, 18 U.S.C. Section 1514A or Section 211 of the Energy Reorganization Act of 1974, as amended.
(v) No Effect on Other Restrictive Covenants. The provisions of this section shall not affect any restrictive covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement or other matters contained in any individual change in control agreement, employment agreement or other agreement between the Executive and the Company, which restrictive covenants shall remain in full force and effect in accordance with their terms.
(d) Equitable Relief and Other Remedies.
(i) The Executive acknowledges that each of the provisions of Section 2 are reasonable and necessary to preserve the legitimate business interests of the Company, its present and potential business activities and the economic benefits derived therefrom; that they will not prevent him or her from earning a livelihood in the Executive’s chosen business and are not an undue restraint on the trade of the Executive, or any of the public interests which may be involved.
(ii) The Executive agrees that the Company shall have the right to seek and obtain all appropriate injunctive and other equitable remedies, without posting bond therefor, except as required by law, in addition to any other rights and remedies that may be available at law or under this Agreement, it being acknowledged and agreed that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy.
(iii) The parties agree that the covenants contained herein are severable. If an arbitrator or court shall hold that the duration, scope, area or activity restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or activity restrictions reasonable and enforceable under such circumstances shall be substituted for the stated duration, scope, area or activity restrictions to the maximum extent permitted by law. The parties further agree that the Company’s rights under this Agreement should be enforced to the fullest extent permitted by law irrespective of whether the Company seeks equitable relief in addition to relief provided therein or if the arbitrator or court deems equitable relief to be inappropriate.
(h) Nondisclosure of Agreement. The Executive shall not disclose or cause to be disclosed the fact or terms of this Agreement to any person (other than the Executive’s spouse or domestic/civil union partner, attorney, and tax advisor), except pursuant to a lawful subpoena, as set forth in the Reports to Government Entities clause below, or as otherwise permitted by law.
(i) Reports to Government Entities. Nothing in this Agreement, including the Confidentiality clause, restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Nuclear Regulatory Commission, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, the Executive is waiving his or her right to receive any individual monetary relief from the Company or any others covered by this release resulting from such claims or conduct, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit the Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. The Executive does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and the Executive does not need to notify the Company that he has engaged in such conduct.
Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
(j) Acknowledgment of Voluntariness and Time to Review. Executive acknowledges that:
(i) Executive has read this Agreement in its entirety and understands it;
(ii) by this Agreement, Executive is advised to consult with and has had the opportunity to consult with an attorney before executing this Agreement;
(iii) Executive knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;
(iv) Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;
(v) Executive is not waiving or releasing rights or claims that may arise after Executive signs this Agreement;
(vi) Executive understands that the waiver and release in this Agreement is being requested in connection with Executive’s separation of employment from the Company;
(vii) Executive was offered at least twenty-one (21) days to consider his or her choice to sign this Agreement; and
(viii) Executive understands that he or she can revoke this Agreement within seven (7) days of signing it and that the Agreement does not become effective until the 8th day after that 7-day period has passed.
BY SIGNING BELOW, BOTH THE COMPANY AND EXECUTIVE AGREE THAT THEY UNDERSTAND AND ACCEPT EACH PART OF THIS AGREEMENT.

/s/ Marian Davis	10/10/19
(Executive)	DATE

CENTRUS ENERGY CORP.

/s/ Daniel B. Poneman	10/10/19
Daniel B. Poneman	DATE
President and Chief Executive Officer